Nicor Inc.
                                                        Form 8-K
                                                        Exhibit 16.01


                  [Arthur Andersen LLP Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

May 3, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 3, 2002 of Nicor Inc. and Northern Illinois Gas Company (doing business as Nicor Gas Company) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Copy to:
  Ms. Kathleen L. Halloran, Nicor Inc.